Exhibit (h)(v)(2)

Execution Version

REDEMPTION AND PURCHASE REQUEST

And

FIRST AMENDMENT TO MASTER AMENDED AND RESTATED

SECURITIES LENDING AUTHORIZATION AGREEMENT

Among

SPDR SERIES TRUST, SPDR INDEX SHARES, SSGA ACTIVE TRUST, and SSGA

MASTER TRUST

EACH ON BEHALF OF EACH OF ITS RESPECTIVE SERIES

AS LISTED ON SCHEDULE B OF THE AGREEMENT,

SEVERALLY AND NOT JOINTLY,

And

STATE STREET BANK AND TRUST COMPANY

This First Amendment (this “Amendment”) dated April 12, 2019 is among SPDR SERIES TRUST, SPDR INDEX SHARES, SSGA ACTIVE TRUST, and SSGA MASTER TRUST, each an open-end management investment company, organized as a Massachusetts business trust, on behalf of each of its respective series as listed on Schedule B of the Agreement (defined below), severally and not jointly, each a registered management investment company organized and existing under the laws of Massachusetts (the “Trust”) and STATE STREET BANK AND TRUST COMPANY (“State Street”). The Trust, acting on behalf of each of its series, a “Fund” and collectively, the “Funds”.

Reference is made to the Securities Lending Authorization Agreement dated as of July 10, 2017, between the Funds and State Street (the “Agreement”).

WHEREAS, the Funds and State Street both desire to amend the Agreement as set forth in this Amendment;

NOW, THEREFORE, for value received, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties mutually agree to amend the Agreement as follows:

1.        Redemption and Purchase Request. Each Fund hereby requests that, at on or about April 12, 2019 (such final date to be agreed by the parties), State Street (i) redeem (the “Redemption”) all units of the State Street Navigator Securities Lending Government Money Market Portfolio (“Navigator Government”) then owned by such Fund and subject to limitations set forth by the organizational and disclosure documents and Board of Directors of Navigator Government, and (ii) use the proceeds thereof to purchase (the “Purchase”) simultaneously for each Fund shares of the State Street Navigator Securities Lending Portfolio III (“Portfolio III”). Each Fund hereby agrees to (i) accept, in whole or in part, an in-kind distribution of assets from the Navigator Government in connection with the Redemption, such assets to be valued at their amortized cost value, and (ii) contribute in-kind to Portfolio III in connection with the Purchase all such assets received in-kind in the Redemption at the same value therefor. The Funds acknowledge and agree that each

Exhibit (h)(v)(2)

Execution Version

Fund is obligated to pay all amounts due with respect to loans of securities by such Fund to borrowers (“Borrowers”) and State Street in connection with the Agreement, this Amendment, and the agreements between Borrowers and State Street (on behalf of its agency lending clients, including the Funds) that govern such loans to Borrowers.

2.        Amendments.

a)	Section 3. Section 3 of the Agreement is hereby deleted in its entirety and replaced with the following new Section 3;

“All of the Fund’s securities held by State Street as trustee or custodian shall be subject to this securities lending program and constitute Available Securities hereunder, except those securities which the Fund or the Investment Manager specifically identifies herein or in notices to State Street as not being Available Securities. In the absence of any such identification herein or other notices identifying specific securities as not being Available Securities, State Street shall have no authority or responsibility for determining whether any of the Fund’s securities should be excluded from the securities lending program.

State Street will not make a Loan on behalf of a Fund if immediately following such Loan (a) the aggregate outstanding Loans for such Fund would be in excess of (a) forty percent (40%) of such Fund’s net asset value (which term excludes the value of Collateral received by the Fund in connection with outstanding Loans), or (b) such alternative limit established by the Fund and communicated in writing to, and acknowledged by, State Street; provided that at no time shall any lending limit exceed the regulatory limit of thirty-three and one-third percent (33 1/3%) of the Fund’s total asset value.

Furthermore, State Street will not make a Loan on behalf of a Fund if immediately following such Loan the aggregate outstanding loans of an individual security for such Fund would be in excess of ninety percent (90%) of such Fund’s aggregate holdings of such individual security or such alternative limit established by the Fund and communicated in writing to, and acknowledged by, State Street. Should the applicable law, or any alternative limit established by the Fund with respect to the maximum percentage of a Fund’s assets that the Fund may have on-loan, change an Authorized Representative of the Fund or the Investment Manager shall so notify State Street and such alternative limit will become effective when receipt of the Fund’s notification is acknowledged by State Street. This test will be applied based on asset valuations made available to State Street at the close of business on the immediately prior day.

The parties agree that at the initiation of each Loan collateralized with cash Collateral, the Total Spread must be equal to or greater than twenty-five (25) basis points (the “Minimum Total Spread Test”). For the avoidance of doubt, loans may have a Total Spread that is lower than twenty-five (25) basis points

Exhibit (h)(v)(2)

Execution Version

during the term of the loan so long as the loan satisfied the Minimum Total Spread Test at initiation. There will be no Minimum Total Spread Test applied to Loans collateralized with non-cash Collateral.

The parties further agree that the Funds may terminate the Minimum Total Spread Test (for all, and not a portion of, the Funds listed on Schedule B hereto) by written amendment instruction from the Funds, communicated to and acknowledged in writing by, State Street. Following such Minimum Total Spread Test termination, the Funds may re-instate the Minimum Total Spread Test (for all, and not a portion of, the Funds listed on Schedule B hereto) by written amendment instruction from the Funds, communicated to and acknowledged in writing by, State Street. Notwithstanding anything in Section 26 of this Agreement, the parties agree that such written amendment instruction and acknowledgement may be delivered by email. The parties agree that all other changes to the Minimum Total Spread Test shall be made by formal written amendment pursuant to Section 26.

For purposes of the Minimum Total Spread Test:

“Total Spread” means, the difference between the yield of the State Street Navigator Securities Lending Portfolio III (“Portfolio III”) as reported by Portfolio III on the preceding day (or if no yield was reported on the preceding day, the last day a yield was reported), and the rate of the Rebate or Negative Rebate of a Loan, as the case may be. The Fund is aware that because the Minimum Total Spread Test is based off of the yield of Portfolio III on the preceding day there may be instances where there are more loans made or fewer loans made than would have otherwise been made in each case if the Minimum Total Spread Test was based off of the yield of Portfolio III on the day the loan is actually made.”

b)	Section 13. The sixth paragraph of Section 13 is hereby deleted in its entirety and replaced with the following new paragraph;

“Each Fund hereby represents to State Street that: (i) its policies and objectives generally permit it to engage in securities lending transactions; (ii) its policies permit it to purchase shares with cash Collateral of the State Street Navigator Securities Lending Portfolio III; (iii) its participation in State Street’s securities lending program, including the investment of cash Collateral in the State Street Navigator Securities Lending Portfolio III, has been approved by a majority of the trustees that are not “interested persons” within the meaning of section 2(a)(19) of the Investment Company Act of 1940, as amended, of the Fund and such trustees will evaluate the securities lending program no less frequently than annually to determine that the investment of cash Collateral in the State Street Navigator Securities Lending Portfolio III is in the Fund’s best interest; (iv) its prospectus provides appropriate disclosure concerning its securities lending activity; and (v) that the trustees have obtained competing quotes with respect to lending agent fees from at least three independent lending agents or a report of an independent consultant to assist the

Exhibit (h)(v)(2)

Execution Version

trustees in determining that the fees for State Street’s services hereunder are fair and reasonable in light of the usual and customary charges imposed by others for services of the same nature and quality.

c)	Schedule A of the Agreement is hereby modified by deleting the last two paragraphs in their entirety and replacing them with the following:

“Each Fund instructs State Street to invest cash Collateral in the State Street Navigator Securities Lending Portfolio III (“Portfolio III”). The management fees for investing in Portfolio III are as set forth in the Confidential Offering Memorandum dated April 11, 2019.

Cash Collateral including money received in respect of cash Collateral may be invested in Portfolio III by State Street. Daily distributions from Portfolio III may be reinvested into Portfolio III until redeemed each month to pay amounts due by the Funds hereunder. Such reinvested earnings may be held in an omnibus account until redeemed monthly. In addition, to the extent that cash Collateral cannot be promptly invested in Portfolio III pursuant to the Fund’s direction above due to the timing of delivery by Borrower or otherwise (including if Portfolio III is not available for any reason), the Fund hereby directs State Street to hold such cash Collateral in a demand deposit account or similar account (which, in each case, may or may not earn interest) until such cash Collateral can be invested in Portfolio III pursuant to the Fund’s direction above or pursuant to a modified direction provided by the Fund in writing and agreed to by State Street if Portfolio III is no longer available. In the event Portfolio III is no longer available for any reason, the Fund covenants and agrees to promptly provide State Street with a modified direction, and in no event later than five (5) business days’ from the date of the Fund becoming aware of Portfolio III’s unavailability. The Fund hereby acknowledges that during the interim period between the unavailability of Portfolio III and the implementation of its modified direction, State Street may recall loans collateralized by cash Collateral in its sole discretion for the purpose of reducing on loan balances. Additionally, the Fund hereby acknowledges that during the interim period between the unavailability of Portfolio III and the implementation of its modified direction, standard reporting relating to cash Collateral may not be available to the Fund.”

3.        Miscellaneous. Except to the extent specifically amended by this Amendment, the provisions of the Agreement shall remain unmodified, and the Agreement is ratified and affirmed as being in full force and effect. This Amendment shall be construed in accordance with the laws of the Commonwealth of Massachusetts.

Exhibit (h)(v)(2)

Execution Version

IN WITNESS WHEREOF, the parties hereto execute this Amendment as an instrument under seal by their duly authorized officers by affixing their signatures below.

SPDR SERIES TRUST,
on behalf of each of its respective series as listed on
Schedule B, severally and not jointly

By:	/s/ Ellen M. Needham
Name: Ellen M. Needham
Title: President

SPDR INDEX SHARES
on behalf of each of its respective series as listed on
Schedule B, severally and not jointly

By:	/s/ Ellen M. Needham
Name: Ellen M. Needham
Title: President

SSGA ACTIVE TRUST,
on behalf of each of its respective series as listed on Schedule B, severally and not jointly

By:	/s/ Ellen M. Needham
Name: Ellen M. Needham
Title: President

SSGA MASTER TRUST,
on behalf of each of its respective series as listed on Schedule B, severally and not jointly

By:	/s/ Ellen M. Needham
Name: Ellen M. Needham
Title: President

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Francesco Squillacioti
Name: Francesco Squillacioti
Title: Senior Managing Director